BioSpecifics Technologies Corp. to Be Added to Russell 3000®
Index

LYNBROOK, NY – June 27, 2014 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, announced that effective at the close of the U.S. markets today, the Company will be added to the Russell 3000® and Russell Global Indexes as part of Russell Investments’ annual reconstitution of its U.S. and global equity indexes.

“We are focused on building shareholder value and expect that our inclusion in the Russell Indexes will generate liquidity in our stock through more visibility in the investment community, and by attracting index funds,” commented Thomas L. Wegman, President of BioSpecifics.

Annual reconstitution of Russell's U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Approximately $5.2 trillion in assets are benchmarked to the Russell Indexes. Russell calculates more than 700,000 benchmarks daily covering approximately 98% of the investable market globally, more than 80 countries and 10,000 securities. These investment tools originated from Russell's multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie's disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the impact of the Company’s inclusion in the Russell Indexes, including liquidity of Company stock and visibility to the investment community and inclusion in index funds. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com